UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 22, 2008

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

12276 Wilkins Avenue, Rockville, MD	20852
(Address of Principal Executive Offices)	(Zip Code)

(301) 770-3099

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On January 22, 2008, Nabi Biopharmaceuticals (the “Company”) appointed Raafat Fahim, Ph.D. President and Chief Executive Officer and a director of the Company. On the same date, Dr. Fahim and the Company entered into an Employment Agreement (the “Employment Agreement”).

Effective with Dr. Fahim’s appointment as the Company’s President and Chief Executive Officer, Leslie Hudson, Ph.D., who has served as the Company’s Interim President and Chief Executive Officer since February 15, 2007, ceased to serve as an officer of the Company. He will continue to serve as a member of the Board of Directors of the Company.

Since July 2007, Dr. Fahim, age 54, has served as Senior Vice President, Research, Technical and Production Operations of the Company and Chief Operating Officer and General Manager of the Biologics strategic business unit. From March 2003 to July 2007, Dr. Fahim served as Senior Vice President, Research, Technical and Production Operations of the Company. From 2002 to 2003, Dr. Fahim was an independent consultant, working with Aventis Pasteur and other companies worldwide on projects that included manufacturing, process improvement, quality operations and regulatory issues. From 2001 to 2002, he served as President and Chief Operating Officer of Lorus Therapeutics, Inc., a biopharmaceutical company. From 1987 to 2001, Dr. Fahim was employed by Aventis Pasteur where he was instrumental in developing several vaccines from early research to marketed products. During his employment with Aventis Pasteur, Dr. Fahim held the positions of Vice President, Industrial Operations, Vice President, Development, Quality Operations and Manufacturing, Director of Product Development, and head of bacterial vaccines research/research scientist.

Employment Agreement

The employment period under the Employment Agreement begins on January 22, 2008 and will end on January 22, 2011, unless sooner terminated. Upon its expiration, the employment period will automatically renew for an additional three-year term unless notice of non-renewal is given by either party 30 days before the expiration of the then-current employment period. The Employment Agreement provides that Dr. Fahim’s employment may be terminated prior to the expiration of the employment period by either Dr. Fahim or the Company upon 30 days’ prior written notice, by the Company for “cause” (as defined in the Employment Agreement), and by Dr. Fahim for “good reason” (as defined in the Employment Agreement). The Employment Agreement provides that Dr. Fahim will not compete with the Company for a period of one year after his employment terminates.

Under the terms of the Employment Agreement, Dr. Fahim’s will receive, (i) a base salary equal to $455,000 per year, subject to discretionary annual increases as determined by the Compensation Committee of the Company’s Board of Directors, (ii) $15,000 per year so that he can make a contribution to his Supplemental Executive Retirement Plan (which amount will be grossed up for applicable taxes), (iii) an amount equal to any Maryland state income taxes payable by Dr. Fahim with respect to any compensation, benefits or other payments that he receives under the Employment Agreement (which reimbursement will be grossed up for applicable taxes), (iv) a per diem fee of $180 to cover certain expenses while Dr. Fahim is working at the Company’s facilities in Rockville, Maryland, (v) an auto allowance of $1,200 per month, (vi) the cost of financial planning services up to $5,000 per year, (vii) at the Company’s cost, term life insurance of $500,000 in excess of the term life insurance coverage the Company provides employees generally, (viii) reimbursement for reasonable travel and lodging expenses incurred while traveling to and working at the Company’s facilities in Rockville, Maryland (which reimbursement will be grossed up for applicable taxes), (ix) reimbursement for up to $20,000 of legal fees reasonably incurred by him in connection with the negotiation of his employment arrangements with the Company, and (x) such other fringe benefits as are accorded generally to the Company’s other executive officers.

Dr. Fahim is entitled to participate in the Company’s VIP Management Incentive Program (the “Bonus Plan”) with a target bonus approximately equal to 80% of his base salary. Dr. Fahim’s participation in the Bonus Plan is subject to the terms and conditions of the Bonus Plan. In the event that the employment period is terminated other than for cause, during a calendar year, Dr. Fahim’s Bonus Plan compensation opportunity for such calendar year will be pro rated based upon the number of full calendar months he was employed during the calendar year and the amount of bonus compensation which would have been payable with respect to such year pursuant to the Bonus Plan.

If Dr. Fahim’s employment is terminated without cause, if the Company gives Dr. Fahim notice that it will not renew the employment period, or if the Board of Directors and Dr. Fahim mutually agree after two years that his service as Nabi’s President and Chief Executive Officer is not meeting their mutual expectations and that his employment should terminate, then Dr. Fahim is entitled to receive the following severance benefits: (i) severance pay equal to his base salary as in effect at the time of such termination (“Severance Pay”) and continuation of fringe benefits for 24 months; (ii) executive outplacement services up to $20,000, and (iii) immediate vesting of any non-vested stock options, restricted stock or similar incentive equity instruments (collectively, “Incentive Equity Instruments”) held by Dr. Fahim, which Incentive Equity Instruments will be exercisable for one year after the termination date, but in no event later than the original award expiration date. In the event that prior to the completion or termination of the strategic alternatives process announced in January 2008 Dr. Fahim’s employment is terminated by the Company without cause or by Dr. Fahim for good reason, then Dr. Fahim shall receive Severance Pay and continuation of fringe benefits for 30 months.

In the event that Dr. Fahim’s employment terminates in connection with a “change of control” (as defined in the Employment Agreement), Dr. Fahim will receive, (i) a lump sum payment equal to two and one-half times the sum of (a) the higher of (x) his current annual base salary or (y) his base salary immediately prior to the change of control plus (b) the target bonus that he would have earned under the Bonus Plan for the fiscal year in which the termination of his employment occurs, (ii) continuation of fringe benefits for a period of 24 months following such termination, (iii) executive outplacement services up to $20,000, and (iv) immediate vesting of any non-vested Incentive Equity Instruments held by Dr. Fahim, which Incentive Equity Instruments will be exercisable for twelve months past the termination date, but in no event later than the original award expiration date.

The Company agreed to pay Dr. Fahim a one time cash bonus of $250,000 in connection with the sale or other disposition of all or substantially all of the Company’s assets, the completion of a reorganization, merger or consolidation of the Company, or the execution of an exclusive licensing and partnering arrangement with a partner in the smoking cessation field involving all or substantially all of the Company’s NicVAX® rights and assets.

In the event Dr. Fahim is subject to any excise tax as a result of his employment by the Company under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or section 4999 of the Code, the Company will reimburse Dr. Fahim for such excise tax on a fully grossed-up basis.

In connection with the execution of the Employment Agreement, Dr. Fahim was granted 50,000 fully vested shares of the Company’s common stock and 7,000 restricted shares of the Company’s common stock that vest on January 22, 2009. All these shares were granted under the Company’s 2007 Omnibus Equity and Incentive Plan.

This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending March 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS
Date: January 28, 2008
	By:	/s/ Jordan I. Siegel
	Name:	Jordan I. Siegel
	Title:	Senior Vice President, Finance and Administration Chief Financial Officer and Treasurer